Exhibit 99.1

Driven Deliveries Inc. is Pleased to Announce it Completed the Acquisition of Budee, Inc.

PR Newswire March 11, 2020

LOS ANGELES, March 11, 2020 /PRNewswire/ -- Driven Deliveries Inc. (the “Company” or Driven) (OTC: DRVD), California’s fastest growing online cannabis retailer and direct-to-consumer logistics company, is pleased to announce it completed the acquisition of Budee, Inc. (www.budee.org).

Founded in 2015, Budee Inc., is annually servicing over 115,000 consumers and is expected to add an additional $7.7M in online sales to the Driven group of companies.  Additionally, Driven is acquiring the Intellectual Property to Budee’s propriety and internally developed custom logistics platform which seamlessly combines both on-demand 90-minute delivery and overnight next day delivery in a single operations and technology stack.  Driven is also pleased to announce that Budee’s technology platform is now powering 100% of Driven’s Deliveries technology infrastructure to include a custom e-commerce infrastructure, proprietary inventory management, Metrc tracking & compliance, and routing and sequencing for Driven’s growing direct-to-home delivery fleet.  The acquisition comes after a successful joint venture partnership was established in Q4 2019, where the two companies collaborated on Southern California expansion projects including Los Angeles and San Diego.

“We are excited about the momentum we are seeing at Driven. The addition of the Budee team and technology has enabled even deeper integration eCommerce and logistics which has helped the company achieve greater operational savings; both on the road and inside the four walls,” said CEO of Driven Deliveries Inc., Christian Schenk.  “We will continue to look for accreditive profitable businesses such as Budee to add to Driven’s family of companies.”

As part of the combination, Salvador Villanueva, the former CEO of Budee Inc., has been appointed as President of Driven Deliveries, Inc., and is responsible for all consumer-focused entities including, Ganjarunner, Mountain High, Budee and Weedwaves.  Sal Villanueva is an accomplished entrepreneur, successfully starting and building four previous enterprises with a profound track record of operating sustainable, multi-facility businesses and has grown Budee’s sales to a nearly $8 million per year run rate and employes with over 153 employees.

“We are very excited that Budee’s technology and infrastructure will be the backbone of Driven Deliveries, Inc., as it scales within California and beyond,” said Salvador Villanueva, President of Driven Deliveries, Inc.

Original Driven founder Brian Hayek retains the role of Chief Financial Officer.  Additionally, Hayek will manage the company’s corporate development, SEC compliance, legal interests, and financial accounting functions.

About Driven:

Driven Deliveries, Inc., is the first publicly traded cannabis delivery service operating within the United States. Founded by experienced technology and cannabis executives, the company provides e-commerce solutions, online sales, and on-demand cannabis delivery, in select cities where allowed by law. Driven offers legal cannabis consumers the ability to purchase and receive their marijuana in a fast and convenient manner. By 2020, legitimate cannabis revenue in the U.S. market is projected to hit $23 billion. By leveraging consumer trends, and offering a proprietary, turnkey delivery system to its customers, management believes it is uniquely positioned to best serve the needs of the emerging cannabis industry and capture notable market share within the sector. For more information, please visit www.DRVD.com and review Driven’s filings with the U.S. Securities and Exchange Commission.